Exhibit 99.1

Rego Payment Architectures, Inc. Announces Completion of Its $25 Million

Series B Preferred Stock Financing

Rego Payment Architectures, Inc. completes its Series B Preferred Stock private placement, increasing the total capital raised to over $100 million.

BLUE BELL, PA, May 17, 2024 (GLOBE NEWSWIRE) – Rego Payment Architectures, Inc. (“REGO”) (OTCQB: RPMT), today announced that it has raised an additional $3.5 million through the private placement of 38,889 shares of the company’s Series B Preferred Stock, which completes its $25 million Series B Preferred Stock offering.

Peter S. Pelullo, Chief Executive Officer at REGO, said, “The completion of our Series B Preferred Stock offering brings the total capital raised by REGO north of $100 million. This most-recent investment, combined with our $20 million line of credit availability, provides the financial pathway for execution of our 2024 corporate and strategic goals.”

For more information about REGO, please visit www.regopayments.com

About REGO

Rego Payment Architectures, Inc. ("REGO") provides a family digital wallet platform that empowers financial institutions to let their customer's children spend, save, donate and invest in a safe, parent-controlled environment. Founded in 2008, REGO provides the only family digital wallet platform to be certified COPPA (Children's Online Privacy Protection Act) and third-party GDPR (General Data Privacy Regulation) compliant. REGO has also been awarded multiple patents related to the safety of parent and child data, including age verification of users. Built from the ground-up to protect the privacy of children's data, REGO offers financial literacy tools for parents to teach their kids to be smarter shoppers, savers, givers and investors. Financial institutions of all sizes can offer a family digital wallet product through REGO as a white-labeled stand-alone application or fully integrated into their existing app.

Safe Harbor Statement

The information in this press release may contain forward-looking statements on REGO’s current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties, and assumptions about REGO that may cause the actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from REGO’s expectations include, but are not limited to: REGO’s ability to raise additional capital, the absence of any material operating history or revenue, REGO’s ability to attract and retain qualified personnel, the ability to develop and introduce a new service and products to the market in a timely manner, market acceptance of REGO’s services and products, REGO’s limited experience in the industry, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, unexpected network interruptions or security breaches, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other risks as described by REGO in Item 1.A “Risk Factors” in REGO’s most recent Form 10-K, other risks to which REGO is subject, and other factors beyond REGO’s control.

All subsequent written and oral forward-looking statements attributable to REGO, or persons acting on REGO’s behalf, are expressly qualified in their entirety by the foregoing. REGO has no obligation to and does not undertake to update, revise, or correct any of these forward-looking statements after the date of this press release.

Media Contact:

Pawan Murthy

Chief Marketing Officer

Rego Payment Architectures, Inc.

pawan@regopayments.com